Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Cogent Biosciences, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c); 457(h)

	To be issued pursuant to the Amended and Restated Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”)	457(c); 457(h)	1,752,237(2)	$5.41(3)	$9,479,602.17(3)	$92.70 per $1,000,000	$878.76

	To be issued pursuant to the Cogent Biosciences, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”)	457(c); 457(h)	125,000(2)	$4.60(4)	$575,000(4)	$92.70 per $1,000,000	$53.30
Total Offering Amounts			1,877,237		$10,054,602.20		$932.06

Total Fee Offsets							$0

Net Fee Due							$932.06

(1)

In addition to the number of shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents automatic increases to the number of shares available for issuance under the 2018 Plan and ESPP in accordance with the automatic annual increase provisions therein, effective as of January 1, 2022. Shares available for issuance under the 2018 Plan and ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on August 17, 2021 (Registration No. 333-258865), March 16, 2021 (Registration No. 333-254320), (March 26, 2020 (Registration No. 333-237406), March 28, 2019 (Registration No. 333-230559) and April 4, 2018 (Registration No. 333-224137).

(3)

The price of $5.41 per share, which is the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of $5.41, which is the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2022. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.